Exhibit 99.1

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets
Cash	$1,040,046	$7,914,150
Restricted cash	361,030	—
Accounts receivable, net	2,157,140	2,164,346
Accounts receivable, capital build	3,249,706	3,258,724
Deferred offering costs	7,215,869	3,071,282
Prepaid expenses and other current assets	2,858,797	3,563,021
Total current assets	16,882,588	19,971,523
Property and equipment, net	94,827,359	71,265,503
Intangible assets, net	63,661,371	67,956,371
Goodwill	22,111,166	22,111,166
Other assets	1,839,114	836,347
	$199,321,598	$182,140,910

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$3,211,032	$2,998,448
Payables to related parties	1,554,400	135,146
Accrued liabilities	20,315,881	10,945,013
Deferred revenue, current	2,962,647	1,653,042
Customer deposits	6,537,688	7,660,378
Note payable, related party	59,578,994	39,164,383
Capital-build, buyout liability	—	627,647
Other current liabilities	136,635	397,228
Total current liabilities	94,297,277	63,581,285
Deferred revenue, noncurrent	22,200,470	2,732,257
Capital-build liability, excluding buyout liability	17,086,501	17,387,686
Asset retirement obligations	10,271,676	8,801,806
Other liabilities	—	150,903
Total liabilities	143,855,924	92,653,937
Members’ equity	55,465,674	89,486,973
	$199,321,598	$182,140,910

The accompanying notes are an integral part of these condensed consolidated financial statements.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Condensed Consolidated Statements of Operations

	Successor				Predecessor
	(unaudited)

				January 16,	January 1,
	Three months	Three months	Six months	2020	2020
	ended	ended	ended	through	through
	June 30,	June 30,	June 30,	June 30,	January 15,
	2021	2020	2021	2020	2020
Revenue	$4,783,250	$2,956,974	$8,352,045	$5,283,287	$1,461,395
Revenue from related parties	—	—	561,700	—	65,294
Total revenues	4,783,250	2,956,974	8,913,745	5,283,287	1,526,689
Cost of sales	7,548,717	5,915,939	14,288,264	11,176,535	1,135,789
Gross (loss) profit	(2,765,467)	(2,958,965)	(5,374,519)	(5,893,248)	390,900

General and administrative	12,246,772	6,796,485	23,319,765	12,572,392	1,084,284
Transaction bonus	—	—	—	5,316,124	—
Depreciation, amortization, and accretion	2,545,075	2,451,122	5,055,303	4,488,154	69,435
Total operating expenses	14,791,847	9,247,607	28,375,068	22,376,670	1,153,719
Operating loss	(17,557,314)	(12,206,572)	(33,749,587)	(28,269,918)	(762,819)

Interest expense, related party	1,038,826	279,699	1,914,610	401,561	—
Interest income	(716)	(7)	(716)	(7)	—
Other income, related party	—	—	—	—	(341,954)
Other income, net	(173,975)	(2,080,135)	(631,863)	(3,876,149)	—
Total other expense (income) , net	864,135	(1,800,443)	1,282,031	(3,474,595)	(341,954)
Net loss	$(18,421,449)	$(10,406,129)	$(35,031,618)	$(24,795,323)	$(420,865)

The accompanying notes are an integral part of these condensed consolidated financial statements.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Condensed Consolidated Statements of Members’ Equity

	Class A	Class B	Class D
	Voting	Voting	Non-Voting		Additional
	Preferred	Common	Preferred	LLC	Paid-In	Accumulated	Members’
	Units	Units	Units	Interests	Capital	Deficit	Equity
Predecessor
Balance, December 31, 2019	$57,037,633	$22,167,000	$39,027,891	$—	$645,489	$(104,484,948)	$14,393,065
Share-based compensation	—	—	—	—	12,733	—	12,733
Net loss	—	—	—	—	—	(420,865)	(420,865)
Balance, January 15, 2020	57,037,633	22,167,000	39,027,891	—	658,222	(104,905,813)	13,984,933

Successor (unaudited)
New basis of equity on push down of LS acquisition	(57,037,633)	(22,167,000)	(39,027,891)	131,032,003	(658,222)	104,905,813	117,047,070
Balance, January 16, 2020	—	—	—	131,032,003	—	—	131,032,003
Share-based compensation	—	—	—	—	208,330	—	208,330
Contributions	—	—	—	5,316,124	—	—	5,316,124
Net loss	—	—	—	—	—	(14,389,194)	(14,389,194)
Balance, March 31, 2020	—	—	—	136,348,127	208,330	(14,389,194)	122,167,263
Share-based compensation	—	—	—	—	243,308	—	243,308
Net loss	—	—	—	—	—	(10,406,129)	(10,406,129)
Balance, June 30, 2020	$—	$—	$—	$136,348,127	$451,638	$(24,795,323)	$112,004,442

Successor (unaudited)
Balance, December 31, 2020	$—	$—	$—	$136,348,127	$928,905	$(47,790,059)	$89,486,973
Share-based compensation	—	—	—	—	479,726	—	479,726
Net loss	—	—	—	—	—	(16,610,169)	(16,610,169)
Balance, March 31, 2021	—	—	—	136,348,127	1,408,631	(64,400,228)	73,356,530
Share-based compensation	—	—	—	—	530,593	—	530,593
Net loss	—	—	—	—	—	(18,421,449)	(18,421,449)
Balance, June 30, 2021	$—	$—	$—	$136,348,127	$1,939,224	$(82,821,677)	$55,465,674

The accompanying notes are an integral part of these condensed consolidated financial statements.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Condensed Consolidated Statements of Cash Flows

	Successor		Predecessor
	(unaudited)
		January 16,	January 1,
	Six months	2020	2020
	ended	through	through
	June 30,	June 30,	January 15,
	2021	2020	2020
Cash flows from operating activities
Net loss	$(35,031,618)	(24,795,323)	(420,865)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation, amortization, and accretion	10,207,361	8,540,764	367,659
Net loss on disposal of property and equipment	346,628	295,153	—
Share based compensation	1,010,319	451,638	12,733
Interest on note payable, related party	1,914,611	401,561	—
Other	96,577	104,286	—
Changes in operating assets and liabilities
Accounts receivable	(160,782)	527,387	32,963
Receivables from related parties	—	—	(333,527)
Prepaid expenses and other current and noncurrent assets	278,822	852,103	(45,882)
Accounts payable	(1,338,931)	(549,195)	315,011
Accrued expenses	1,284,507	(788,978)	(247,585)
Deferred revenue	20,777,818	(252,562)	(36,866)
Customer deposits	(1,122,690)	(306,966)	12,538
Payables to related parties	1,419,254	140,483	(1,031)
Other current and noncurrent liabilities	(1,039,143)	(32,704)	—
Net cash used in operating activities	(1,357,267)	(15,412,353)	(344,852)
Cash flows from investing activities
Purchases of property and equipment	(23,340,749)	(7,568,384)	(165,608)
Net cash used in investing activities	(23,340,749)	(7,568,384)	(165,608)
Cash flows from financing activities
Proceeds from note payable, related party	24,000,000	20,750,000	—
Payments on note payable, related party	(5,500,000)	—	—
Capital-build funding, net	1,337,030	2,933,067	—
Payment of deferred offering costs	(1,652,088)	—	—
Contributions	—	5,316,124	—
Net cash provided by financing activities	18,184,942	28,999,191	—
Net (decrease) increase in cash and restricted cash	(6,513,074)	6,018,454	(510,460)
Cash and restricted cash, beginning of period	7,914,150	257,288	1,403,172
Cash and restricted cash, end of period	$1,401,076	6,275,742	892,712
Supplemental disclosure of noncash investing and financing activities
Asset retirement obligations incurred	$787,214	$628,562	$—
Purchases of property and equipment in accounts payable and accrued liabilities	$9,076,659	$1,604,925	$1,758,727
Accrued deferred offering costs	$4,870,103	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

EVgo HoldCo, LLC (Successor) and EVgo Services, LLC (Predecessor)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 – Description of business and nature of operations

EVgo Services, LLC (“EVgo Services”, “Predecessor”) builds publicly available and customer-dedicated electric vehicle (“EV”) charging stations capable of charging electric vehicles either via direct current power or alternating current power. It has built, and continues to expand, a national ecosystem of public charging stations and fleet charging solutions. EVgo Services provides electric vehicle charging programs to retail consumers in a variety of options as well as charging services to automotive and fleet customers. Other software services and ancillary services represent a small but growing part of the business as well.

On January 16, 2020 (the “Merger Date”), EVgo Services and its investors consummated the transactions contemplated pursuant to that certain Agreement and Plan of Merger (“Merger”) with EVgo Holdco, LLC (“EVgo Holdco”, “the Company” or “Successor”), whereby EVgo Services became a wholly-owned subsidiary of EVgo HoldCo, resulting in a change in control by the Predecessor. EVgo HoldCo, controlled by LS Power Equity Partners IV, L.P. (“LS Power”), had no operations prior to the Merger. The Company elected push-down accounting and all of the Company’s assets and liabilities related to LS Power were remeasured at fair value on the Closing Date.

COVID-19

The global outbreak of COVID-19 has resulted in the implementation of numerous actions taken by governments, governmental agencies, multilateral organizations and other entities, in an attempt to mitigate the spread of the virus. These measures have resulted in a significant reduction in worldwide economic activity and extreme volatility in the global financial markets, which have affected new car sales, including EVs, and significantly reduced people’s mobility, and the accompanying demand for charging services. EVgo experienced a significant decline in monthly GWh throughput beginning in March 2020. Between March and July 2020, EVgo deactivated chargers due to decreased usage as a result of COVID-19, experiencing downtime when host sites were closed. As economic activity has resumed and new EV sales have increased, charging revenue for the three months ended June 30, 2021 was higher than the last pre-COVID quarter, the three months ended December 31, 2019, by 11%.

 The COVID-19 pandemic also impacted EVgo’s operations through construction delays and supply chain and shipping constraints. EVgo delayed operational dates of over 400 chargers by six to nine months due to delays in various stages of site planning and construction caused by COVID-19. When governments and businesses shut down in response to shelter in place orders and other similar actions by state and local governments, permitting, inspection and other city and municipal services were suspended or otherwise impacted, and EVgo had reduced access to host sites for construction and on-site survey and design. EVgo also experienced delays in its site host negotiations as hosts devoted more time to day-to-day operations and employee health and safety. In addition, EVgo experienced delays in equipment fulfillment and other logistics related to reduced operational capacity of warehouses and shipping vessel backlogs, which has caused additional delays in early 2021. For some contractual commitments (see note 10), the Company is required to adhere to a construction schedule over specific timeframes. Those timelines were impacted due to delays associated with COVID 19, and it is possible that the ongoing pandemic could continue to impact these timelines in the future.

How COVID-19 will affect EVgo’s future business results is unclear. While the disruption is expected to be temporary, there is considerable uncertainty around the duration and magnitude of this disruption. The Company expects continued significant, negative impacts to its financial position, results of operations and cash flows in 2021 and beyond as charging revenue and regulatory credit sales are expected to decrease significantly due to the disruption. Development and commissioning lead times are expected to be extended as a result of the lockdowns and other measures taken by the state and local governments to mitigate the spread of COVID-19. The extent of the financial impact and duration cannot be reasonably estimated at this time.

Note 2 – Summary of significant accounting policies

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and the Company’s wholly owned subsidiaries, EVgo Ride Share, LLC, and EVgo Services. All intercompany transactions have been eliminated in consolidation.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information, as set by the Financial Accounting Standards Board (“FASB”). Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. References to GAAP issued by the FASB in these notes to the condensed consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”). The results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the operating results for the full year ending December 31, 2021 or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company as of December 31, 2020 and for the year then ended included in the Company’s definitive proxy statement filed with the SEC on May 27, 2021 (“Proxy Statement”).

As described in note 1, EVgo Services was acquired by EVgo HoldCo on the Merger Date. EVgo Services’ condensed consolidated financial statements and notes for the periods presented prior to the Merger Date are labeled “Predecessor.” The Company’s condensed consolidated financial statements and notes as of and after the Merger Date are labeled “Successor.” LS Power is considered to be the accounting acquirer and formed EVgo Holdings, LLC (“EVgo Holdings”) and EVgo HoldCo as part of the transaction.

Use of estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, charging station depreciable lives, costs associated with asset retirement obligations, the fair value of the share-based compensation and the fair value measurements of assets and liabilities allocated for acquired businesses.

Concentration of business and credit risk

The Company maintains its cash accounts in a commercial bank. The total cash balances held in a commercial bank are secured by the Federal Deposit Insurance Corporation up to $250,000. At various times throughout the year, the Company had uninsured balances. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risk on cash. The Company mitigates its risk with respect to cash by maintaining its deposits at high-quality financial institutions and monitoring the credit ratings of those institutions.

The Company had accounts receivable with two customers that comprised 58% and two customers that comprised 66% of the Company’s total accounts receivable as of June 30, 2021 and December 31, 2020, respectively. For the six months ended June 30, 2021 and 2020, one customer represented 15% and two customers represented 32% of total revenue, respectively.

The Company had one major vendor that represented approximately 10% of total purchases for the six months ended June 30, 2021. There were no vendors that represented more than 10% of purchases for the six months ended June 30, 2020.

Reclassifications

Certain reclassifications to our previously reported financial information have been made to conform to the current period presentation.

Cash and restricted cash

Cash and restricted cash include cash held in cash depository accounts in major banks in the United States and are stated at cost. The Company does not hold any highly liquid assets that can be considered as cash equivalents. Cash that is held by a major bank and has restrictions on its availability to us is classified as restricted cash.

The Company had an unused letter of credit for approximately $0.2 million, as of June 30, 2021, associated with the construction of one of its charging stations. Cash collateralizing this letter of credit is classified as restricted cash.

Accounts receivable and allowance for doubtful accounts

The allowance for doubtful accounts was $469,314 and $308,965 as of June 30, 2021 and December 31, 2020, respectively.

Property and equipment

Property and equipment include charging stations and other technical installations, construction in process and charging equipment. Charging stations and asset retirement obligations are carried at cost less accumulated depreciation. Depreciation for charging stations is computed using the straight-line method over seven years. The estimated useful life of charging stations and other and asset retirement obligations is seven years. Depreciation is reported net of the amortization of the capital-build liability, as described in note 5. Upon disposal, the cost of properties and related accumulated depreciation is removed from the accounts, with gains and losses reflected in general and administrative expenses in the condensed consolidated statements of operations.

Capitalized software

The Company has adopted the provisions of ASC 350-40, Internal-Use Software, and therefore the costs incurred in the preliminary stages of development are expensed as incurred. The Company capitalizes all costs related to software developed or obtained for internal use when management commits to funding the project, the preliminary project stage is completed and when technological feasibility is established. Once a new functionality or improvement is released for operational use, the asset is moved from the property and equipment category “construction in progress” (“CIP”) to a property and equipment asset subject to depreciation. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. As of June 30, 2021, all capitalized software costs were classified in CIP.

Customer deposits

Customer deposits include prepayments that are refundable. Once deposits are no longer refundable, the Company reclassifies the amounts related to those contracts to deferred revenue. Customer deposits are also comprised of funds that have been received to offset future expenses of the Company for certain marketing expenses reimbursed by customers.

Share based compensation

The Company recognizes compensation expense for all share-based awards granted based on the grant date fair value. The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model and involves several assumptions, including the risk-free interest rate, expected volatility, dividend yield and expected life. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. The expected stock price volatility is determined based on an average of both historical volatility and implied volatility. Implied volatility is derived from exchange traded options on the Company’s common stock. The expected dividend yield is based on the Company’s history and expectations of dividend payouts. Compensation expense for nonvested stock options and stock awards/units that are not subject to performance-based vesting conditions is recognized on a straight-line basis over the vesting period. The Company has elected to account for forfeitures as they occur.

Sales tax collected from customers

As a part of the Company’s normal course of business, sales taxes are collected from customers. Sales taxes collected are remitted, in a timely manner, to the appropriate governmental tax authority on behalf of the customer. The Company’s policy is to present revenue and costs net of sales taxes.

Newly adopted accounting standards

In January 2017, the FASB issued ASU 2017-04, Goodwill and Other, Simplifying the Test for Goodwill Impairment. The new guidance removes Step 2 of the goodwill impairment test, which required a hypothetical purchase price allocation. A goodwill impairment is now the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance remains largely unchanged. The Company adopted ASC 2017-04 effective January 1, 2021. This guidance only impacts the Company’s consolidated financial statements if there is a future impairment of goodwill.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force) to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The Company adopted the guidance as of January 1, 2021 and it did not have a material impact on its condensed consolidated financial statements.

In July 2021, the FASB issued 2021-05, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments (Topic 842) (“ASU 2021-05”). The ASU amends the lease classification requirements for lessors to align them with practice under Topic 840. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if certain criteria are met. The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities and interim periods within fiscal years beginning after December 15, 2022, for all other entities. Entities that have not adopted Topic 842 should adopt this amendment retrospectively. Early adoption is permitted. The Company adopted this guidance in July 2021 and it did not have a material impact on its condensed consolidated financial statements.

Recently issued accounting standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Subsequent to the initial ASU, the FASB issued various related corrective and clarifying ASUs for this topic, all of which have been codified in ASC 842. ASC 842 is effective for private companies for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In June 2016, the FASB issued 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2016-13 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. Subsequent to the initial ASU, the FASB issued various related corrective and clarifying ASUs for this topic, all of which have been codified in ASC 326. The ASU is effective for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

Note 3 – Subsequent Business Combination

Climate Change Crisis Real Impact I Acquisition Corporation (“CRIS”) was formed on August 4, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more climate focused businesses. On January 21, 2021, EVgo Services and Climate Change Crisis Real Impact I Acquisition Corporation (“CRIS”) entered into a business combination agreement for the Company to become a publicly-listed company. Completion of the proposed transaction was subject to customary closing conditions, including the approval of the stockholders of CRIS.

On July 1, 2021, the Company consummated the previously announced business combination agreement, with CRIS, SPAC Sub, Holdings, HoldCo and OpCo (together with HoldCo, “EVgo”) with EVgo as the surviving company and as a wholly-owned subsidiary of CRIS (“CRIS Business Combination”). CRIS was the legal acquirer of the Company and consideration for the Business Combination consisted of shares of CRIS’s Class B common stock and Holdings OpCo Units issued in exchange for all outstanding equity of EVgo.

Pursuant to ASC 805, Business Combinations, EVgo was deemed the accounting acquirer for financial accounting and reporting purposes and CRIS was treated as the accounting acquiree. The Business Combination Agreement was accounted for as a reverse recapitalization recorded at historical carrying values with no goodwill or intangible assets acquired recognized. The shares and net loss per share available to holders of the Company’s common stock, prior to the Business Combination, will be adjusted as shares reflecting the exchange ratio established in the Business Combination Agreement. As a result of the business combination, the post-business combination company is organized in an “Up-C” structure and the post-business combination company’s status changed from a “blank-check” company to a “smaller reporting company.” Following the Business Combination, the post-business combination company changed the corporate name from “Climate Change Crisis Real Impact I Acquisition Corporation” to “EVgo Inc.” The Class A common stock and warrants of the combined company began trading on the Nasdaq on July 2, 2021 under the symbols “EVGO” and “EVGOW,” respectively.

In connection with the execution of the Business Combination Agreement, on January 21, 2021, CRIS entered into separate Subscription Agreements with certain investors (“PIPE Investors”), whereby it issued 40,000,000 shares of Class A common stock at $10.00 per share (“PIPE shares”) for an aggregate purchase price of $400.0 million. EVgo’s note payable – related party and accrued interest was also converted into additional paid-in capital, which was approximately $59.6 million on July 1, 2021.

Upon completion of the Business Combination, the voting interests as of, July 1, 2021, in the Company was follows:

	Shares	%
Stockholder
Holdings (LS Power) [1]	195,800,000	74%
CRIS's Class A stockholders	22,986,770	9%
PIPE Investors	40,000,000	15%
CRIS's converted founder shares	5,750,000	2%
Closing Class A and B shares	264,536,770	100%

1 Represents shares of Class B common stock. LS Power owns all of the outstanding voting interests in Holdings and as a result, will control the vote with respect to all matters presented to stockholders following the business combination.

In addition to the shares, CRIS issued private and public warrants to purchase shares of Class A common stock in connection with its initial public offering, which remained outstanding following the closing of the Business Combination. An aggregate of 18,100,000 warrants to acquire shares of Class A common stock are outstanding, which are comprised of 6,600,000 private placement warrants and 11,500,000 public warrants. Each warrant is exercisable for one share of Class A common stock at $11.50 per share. The warrants are accounted for as a liability and recorded at fair value upon issuance with changes in fair value each period reported in earnings. The estimated fair value of these warrants as of July 1, 2021 was $79.6 million.

The table below summarizes the net cash received by EVgo upon the closing of the Business Combination Agreement, net of transactions costs and redemptions (in thousands):

Gross proceeds from PIPE	$400,000
Gross proceeds from Trust Account	230,180
Less transaction costs	(57,496)
Less redemptions	(132)
$572,552

In connection with the Business Combination, certain initial stockholders of CRIS entered into a letter agreement (the “Sponsor Agreement”) that provides for certain transfer restrictions and forfeiture provisions, among other things. Pursuant to the Sponsor Agreement, the initial stockholders party thereto are required to forfeit up to 1,437,500 shares (the “Earnout Shares”) of Class A common stock received upon conversion of shares of Class B common stock held by such stockholders at closing of the Business Combination, if the volume-weighted average price (“VWAP”) of the shares does not equal or exceed the following prices for any 30 trading-day period (the “Trading Period”) beginning at the closing of the Business Combination:

●	During any Trading Period prior to July 1, 2026, 718,750 Earnout Shares upon the achievement of a VWAP price of at least $12.50; and
●	During any Trading Period prior to July 1, 2026, 718,750 Earnout Shares upon the achievement of a VWAP price of at least $15.00.

The Earnout Shares will be subject to potential forfeiture if the stock price does not reach these targets between the closing date and the five-year anniversary of the completion of the business combination. The estimated fair value of the 1,437,500 Earnout Shares issued and outstanding upon closing is $16.0 million and is accounted for as a derivative liability.

In connection with the Business Combination, there were direct and incremental costs incurred of approximately $50.9 million, consisting primarily of investment banking, legal, accounting, and other professional fees, which were recorded to additional paid-in capital as a reduction of proceeds. The $50.9 million includes $8.1 million in deferred underwriting fees of CRIS that existed prior to close and incurred as part of the Business Combination.

Note 4 – Revenue recognition

Disaggregation of revenue

	Successor				Predecessor
				January 16,	January 1,
	Three months	Three months	Six months	2020	2020
	ended	ended	ended	through	through
	June 30,	June 30,	June 30,	June 30,	January 15,
	2021	2020	2021	2020	2020
Revenue
Charging revenue, retail	$2,499,266	$959,135	$4,301,930	$2,298,599	$283,429
Charging revenue, OEM	149,541	378,220	481,879	753,551	80,399
Charging revenue, commercial	545,996	313,127	1,036,903	645,578	64,542
Network revenue, OEM	274,858	144,459	807,291	204,829	9,178
Ancillary revenue	639,045	221,723	1,042,547	440,420	99,105
Regulatory credit sales	674,544	940,310	1,243,195	940,310	990,036
Total revenue	$4,783,250	$2,956,974	$8,913,745	$5,283,287	$1,526,689

The table above includes OEM and Ancillary revenue earned from Nissan, which was a related party through the Merger Date, of $65,294 for the period from January 1, 2020 through January 15, 2020.

Contract balances

The following table provide information about contract assets and liabilities from contracts with customers during their respective periods:

	June 30,	December 31,
	2021	2020
Contract assets	$—	$632,095
Contract liabilities	31,700,805	12,028,182

The following table provides the activity for the contract liabilities recognized during the respective periods:

	Successor		Predecessor
		January 16,	January 1,
	Six months	2020	2020
	ended	through	through
	June 30,	December 31,	January 15,
	2021	2020	2020
Beginning balance	$12,028,182	$9,091,031	$9,137,395
Additions	21,846,208	5,825,187	65,412
Recognized in revenue	(1,954,900)	(2,285,007)	(106,113)
Marketing activities	(218,685)	(603,029)	(5,663)
Ending balance	$31,700,805	$12,028,182	$9,091,031

Note 5 – Property and equipment, net

Property and equipment, net, consisted of the following as of:

	June 30,	December 31,
	2021	2020
Construction in process	$16,414,781	$10,437,382
Charging equipment	8,496,941	3,041,630
Charging stations and other technical installations	87,590,898	68,871,879
Office equipment and vehicles	651,749	456,265
	113,154,369	82,807,156
Less accumulated depreciation and amortization	(18,327,010)	(11,541,653)
Total property and equipment, net	$94,827,359	$71,265,503

Depreciation and amortization expense for the following periods were:

	Successor				Predecessor
				January 16,	January 1,
	Three months	Three months	Six months	2020	2020
	ended	ended	ended	through	through
	June 30,	June 30,	June 30,	June 30,	January 15,
	2021	2020	2021	2020	2020

	(in thousands)				(in thousands)
Depreciation and amortization of property and equipment in:
Cost of sales	$3,538	$2,891	$6,781	$5,088	$498
Operating expenses	44	16	78	28	3
Amortization of capital-build liability in cost of sales	(833)	(636)	(1,629)	$(1,035)	$(200)
	$2,749	$2,271	$5,230	$4,081	$301

Note 6 – Intangible assets, net

Intangible assets, net, consisted of the following as of June 30, 2021:

	June 30, 2021
				Remaining
				weighted
	Gross		Net	average
	carrying	Accumulated	carrying	amortization
	amount	amortization	value	period
Trade name	$3,900,000	$(379,516)	$3,520,484	13.6 years
Host relationships	41,500,000	(5,048,051)	36,451,949	10.6 years
Customer relationships	19,000,000	(5,962,782)	13,037,218	3.3 years
Developed Technology	11,800,000	(1,148,280)	10,651,720	13.6 years
	$76,200,000	$(12,538,629)	$63,661,371

Amortization of intangible assets was $2,147,500, $4,295,000, $2,147,500, $3,948,629, and $16,835, for the three and six months ended June 30, 2021, the three months ended June 30, 2020, the period from January 16, 2020 through June 30, 2020, and the period from January 1, 2020 through January 15, 2020, respectively.

Note 7 – Asset retirement obligations

Asset retirement obligations represent the present value of the estimated costs to remove the commercial charging stations and restore the sites to the condition prior to installation. The Company reviews estimates of removal costs on an annual basis. Accretion expense was $353,693, $682,656, $287,830, $511,489, and $49,336 for the three and six months ended June 30, 2021, the three months ended June 30, 2020, the period from January 16, 2020 through June 30, 2020, and the period from January 1, 2020 through January 15, 2020, respectively.

Note 8 – Note payable, related party

On January 16, 2020, the Company entered into the Secured Demand Grid Promissory Note (“Demand Note”) with EVgo Holdings whereby EVgo Holdings funds the operations of the Company with loans upon request at an interest rate of the Federal Reserve discount rate plus 7.25% (compounded annually) with a maturity date of January 16, 2027. The Demand Note is secured by the assets of the Company and does not have a stated credit limit.

The note payable can be redeemed by EVgo Holdings and the Company can prepay its obligations under the Demand Note at any time without prepayment penalties. As of June 30, 2021, $59.6 million was outstanding under the Demand Note, which includes $1.9 million of accrued interest expense. Interest expense incurred was $1.0 million, $1.9 million, $0.3 million, and $0.4 million during the three and six months ended June 30, 2021, the three months ended June 30, 2020, and the period from January 16, 2020 through June 30, 2020. On July 1, 2021, the outstanding balance of the note was converted to equity (see note 3).

Note 9 – Other income, net

Other income, net, consists of capital-build funding received from NRG Energy, Inc. (“NRG”) and the New Energy and Industrial Technology Development Organization (“NEDO”). For more information, please refer to the audited consolidated financial statements of the Company as of December 31, 2020 and for the year then ended included in the Proxy Statement.

For the following periods, other income (expense), net consisted of the following:

	Successor				Predecessor
				January 16,	January 1,
	Three months	Three months	Six months	2020	2020
	ended	ended	ended	through	through
	June 30,	June 30,	June 30,	June 30,	January 15,
	2021	2020	2021	2020	2020
NRG	$—	$1,953,875	$—	$3,592,609	$—
NEDO	—	117,031	87,786	274,311	—
Other income (expense), net	173,975	9,228	544,077	9,228	—
	$173,975	$2,080,134	$631,863	$3,876,148	$—

For the period from January 1, 2020 through January 15, 2020, other income, related party consisted of $315,141 and $26,813 for NRG and NEDO, respectively.

The capital build activity for the six months ended June 30, 2021 was as follows:

Successor
Six months
ended
June 30,
2021
Capital-build liability, beginning balance	$17,387,686
Increase in capital build liability	1,328,012
Reduction in depreciation expense	(1,629,197)
Capital-build liability, ending balance	$17,086,501

Note 10 – Commitments and contingencies

Nissan Agreements

EVgo has two program services agreements in place with Nissan. Under the terms of the agreement dated July 3, 2014 (the “Nissan Agreement”), purchasers or lessees of Nissan LEAF electric vehicles in certain markets can receive charging services at an EVgo station or a participating third-party charging station. Pursuant to the Nissan Agreement, EVgo was required to support, maintain and make available at least 850 chargers through July 7, 2021. EVgo has fulfilled all build, support and maintenance obligations under the Nissan Agreement.

On June 13, 2019, EVgo and Nissan entered into a professional services agreement (the “Nissan 2.0 Agreement”). The Nissan 2.0 Agreement includes a capital-build program requiring EVgo to install, operate and maintain public, high-power dual-standard chargers in specified markets pursuant to a Build Schedule (defined below). Under the terms of the Nissan 2.0 Agreement, EVgo is required to adhere to a schedule that outlines the build timelines for the chargers to be constructed (“Build Schedule”) as negotiated at the beginning of each year. Due to the extenuating circumstances of the COVID-19 pandemic, EVgo and Nissan have extended the current Build Schedule deadline through August 31, 2021 and no penalties may be assessed prior to such date.

The contract is accounted for under ASC 606, which includes performance obligations related to memberships, charging credits and joint marketing activities. The capital-build program is considered a set-up activity and not a performance obligation under ASC 606. Nissan has the right to terminate the Nissan 2.0 Agreement, without penalty or obligation of any kind, upon thirty days’ written notice if it is unable to secure funding to make payments required under the Nissan 2.0 Agreement. Nissan receives budget approvals annually from Nissan Motor Company Limited. As of July 31, 2021, Nissan has not given EVgo any indication that it will be unable to secure funding to meet its payment obligations under the Nissan 2.0 Agreement. If Nissan terminates the Nissan 2.0 Agreement due to a lack of funding, EVgo will still be required to do the following: (i) meet charger installation milestones through the date of termination; (ii) provide an aggregate of $1.6 million in joint marketing activities; and (iii) provide $4.8 million worth of charging credits that shall continue to be administered.

Pursuant to the Nissan 2.0 Agreement, as modified by the aforementioned extension, EVgo is required to install 46 chargers at 17 sites by August 31, 2021 and an aggregate of 210 chargers by February 29, 2024 at a number of sites to be determined with each build schedule. As June 30, 2021, EVgo had 8 chargers at two sites left to install in order to meet the obligations in its program year one build schedule obligations by August 31, 2021. If EVgo fails to meet its future builds schedule operations Nissan may invoke a penalty of up to $35,000 per delayed site, up to 40 sites, which would result in adjustment to the consideration received for the Company's performance obligations under the Nissan 2.0 Agreement.

GM Agreement

Pursuant to its agreement with GM dated July 20, 2020 (the “GM Agreement”), EVgo is required to meet certain quarterly milestones measured by the number of chargers installed, and GM is required to make certain payments based on chargers installed. Under the GM Agreement, EVgo is required to install a total of 2,750 chargers by December 31,

2025, 80% of which are required to be installed by December 31, 2023. The GM Agreement calls for a year-over-year increase in annual charger additions in each of the next two years before the installation run rate declines post 2023. Meeting these milestones will require additional funds beyond the amounts committed by GM, and EVgo may face delays in construction, commission or aspects of installation of the chargers EVgo is obligated to develop. In addition, EVgo is required to maintain network availability (i.e. the percentage of time a charger is operational and available on the network) of at least 93%.

The GM Agreement is subject to early termination in certain circumstances, including in the event EVgo fails to meet the quarterly charger-installation milestones or fails to maintain the specified level of network availability. If GM terminates the agreement, EVgo may not be entitled to receive continued payments from GM and instead may be required to pay liquidated damages to GM of up to $15.0 million. As of June 30, 2021, EVgo is required to open to the public 176 additional stalls by September 30, 2021, or GM will have the right to, if it so chooses to, to send EVgo a stall count breach notice, which would trigger a cure period through December 31, 2021. EVgo believes that it may not meet the stall-installation milestone for the quarter ending September 30, 2021, due to delays in permitting, commissioning, and utility interconnection resulting from COVID-19 disruptions in business operations across the engineering and permitting chain, as well as industry and regulatory adaptation to the requirements of high-powered charger installation including slower than expected third party approvals of certain site acquisitions and site plans. Going forward it is uncertain if these, or other potential issues in the procurement, installation, or energization of DCFC, will be resolved in a timely fashion, and EVgo believes that its ability to meet its stall-installation milestones under the GM Agreement may continue to be impacted by circumstances similar to those experienced during the first and second quarters of 2021. As of August 1, 2021, there are approximately 1,500 stalls that have already been approved by GM and approximately 1,200 stalls that are already in in the Active Engineering & Construction Pipeline stages.

During the three months ended March 31, 2021, the Company received a $20.0 million payment from its contract with GM, which has been recorded as deferred revenue. As of June 30, 2021, the Company was not in default with any of the requirements of the agreement.

Other obligations

In the ordinary course of our business, the Company may be subject to lawsuits, investigations, claims and proceedings, including, but not limited to, contractual disputes or employment, health and safety matters. Although the outcome of any potential future litigation is uncertain, the Company believes it has adequate insurance coverage in the event of any future litigation or disputes.

On December 17, 2020, SAF Partners II, LLC and EV Holdings Investments, LLC (collectively, the “SAF Parties”) filed a complaint against EVgo HoldCo in the State of Delaware Court of Chancery for $5 million regarding certain deferred contingent compensation contemplated by the Merger as of December 19, 2019, by and among EVgo HoldCo and certain of the SAF Parties. The SAF Parties are the Company’s predecessor shareholders. Pursuant to an agreement between EVgo Holdings and EVgo HoldCo, EVgo Holdings will indemnify EVgo HoldCo for losses of up to $7 million (including legal costs) related to the contingent compensation claim. Management believes that the claims are without merit and intends to defend itself vigorously. No provision has been made for this claim because the Company believes that it is remote that a liability had been incurred as of June 30, 2021. However, there can be no assurances as to the outcome of the dispute, and whether it might result in a loss that exceeds the indemnity. Legal costs related to loss contingencies are recognized when incurred.

Although the Company is not currently facing other pending or threatened litigation, future events or circumstances, currently unknown to management, may potentially have a material effect on its financial position, liquidity or results of operations in any future reporting period.

Note 11 – Related party transactions

Payables to Related Parties

As of June 30, 2021 and December 31, 2020, the Company has payables due to entities controlled by LS Power for services rendered and repayment of operating expenses paid on its behalf totaling $1.6 million and $0.1 million, respectively. The Company recorded approximately $0.5 million, $1.2 million, $0.1 million and $0.1 million for consulting and corporate development services rendered by entities controlled by LS Power for the three and six months ended June 30, 2021, the three months ended June 30, 2020, and the period from January 16, 2020 through June 30, 2020, respectively.

Related Party Note Payable

The Company has an outstanding note payable with EVgo Holdings and was fully converted to equity on July 1, 2021 (see notes 3 and 8).

Low Carbon Fuel Standards

The Company entered into various agreements to facilitate the purchase and sale of California Low Carbon Fuel Standard Credits (“LCFS”) through a subsidiary of LS Power at prevailing market levels after the Merger Date. For the three and six months ended June 30, 2021 total amount of regulatory credit income recognized through the LCFS trading program with LS Power’s subsidiary totaled $561,700. There was no related party regulatory credit income recognized during the three months ended June 30, 2021 or the period from January 16, 2020 through June 30, 2020.

Trade Associations

One of the Company’s officers also serves on the board of Veloz, Zero Emission Transportation Association and Electric Drive Transportation Association. The Company is a member of these organizations and has incurred membership fees of $9,438, $15,325, $5,163 and $10,325 for the three and six months ended June 30, 2021, the three months ended June 30, 2020 and for the period from January 16, 2020 through June 31, 2020, respectively. There were no fees incurred for the period from January 1, 2020 to January 15, 2020.

Note 12 – Subsequent events

Subsequent events have been evaluated through August 12, 2021 which is the date the condensed consolidated financial statements were available to be issued and identified the below events requiring disclosure.

Business Combination with Climate Change Crisis Real Impact I Acquisition Corporation

On July 1, 2021, the Company completed its previously announced business combination with CLII (see note 3).

Acquisition of Recargo, Inc.

The Company acquired Recargo, Inc. (“Recargo”) for $25 million in cash, including repayment of $3.0 million of indebtedness, pursuant to the Stock Purchase Agreement, dated July 9, 2021. Recargo is an electric vehicle (EV), cloud-based data solution provider formed in 2009 and focused on EV app development, market research, data licensing, reporting and advertising. Due to the proximity of the aforementioned acquisition to the filing of these financial statements, the Company has not yet completed the accounting for the business combination, including the opening balance sheet. The Company is currently evaluating the purchase price allocation for this transaction and expects the acquisition to be accounted for as business combination. Accordingly, the total purchase price will be allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date.

Adoption of 2021 Incentive Plan

On July 1, 2021, concurrent with the closing of the Business Combination Agreement, the stockholders also approved the board-approved CRIS long-term incentive plan (“2021 Incentive Plan”). The 2021 Incentive Plan reserves 33,918,000 shares of Class A common stock for issuance to employees, non-employee directors and other service providers.

The 2021 Incentive Plan provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws; (ii) stock options that do not qualify as incentive stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock units; (vi) vested stock awards; (vii) dividend equivalents; (viii) other stock- or cash-based awards; (ix) cash awards; and (x) substitute awards.

On July 26, 2021, the Company granted 1,858,003 nonvested restricted share units to its employees that will vest over three years and 47,848 nonvested restricted share units to its non-employee directors that will vest in one year.